SandRidge Energy, Inc. Announces Conversion of Preferred Stock
Oklahoma City, Oklahoma, May 7, 2008 — SandRidge Energy, Inc. (NYSE:SD) today announced that it will convert all outstanding shares of its Series A Convertible Preferred Stock, par value $0.001 per share, into SandRidge Energy, Inc. Common Stock, par value $0.001 per share, on May 7, 2008 (the “Conversion Date”). In accordance with the terms of the Certificate of Designation for the preferred stock, no conversion option payment will be made.
On the Conversion Date, 10.198 shares of common stock will be issued upon conversion of each share of Series A Convertible Preferred Stock, plus cash in lieu of any fractional shares. Currently, there are 1,844,464 shares of the preferred stock outstanding, which would result in the issuance of 18,810,260 shares of common stock upon conversion. Additionally, holders of the preferred stock will receive a cash payment for any accrued but unpaid dividends with respect to the preferred stock.
On and after the Conversion Date, dividends will cease to accrue on the preferred stock and all rights of the holders with respect to the preferred stock will terminate, except for the right to receive the whole shares of common stock issuable upon conversion and cash in lieu of any fractional shares, as described above. In addition, the right to exercise outstanding warrants to purchase preferred stock will terminate on the Conversion Date.
A Notice of Conversion has been express mailed to the holders of record of the preferred stock as of the close of business on May 6, 2008 confirming the company’s election to convert the preferred stock. The company will serve as the conversion agent for the preferred stock. For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. The company also owns and operates gas gathering, marketing and processing facilities, CO2 treating and transportation facilities, and tertiary oil recovery operations. In addition, SandRidge owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Anadarko shelf of Oklahoma, and the Gulf of Mexico. The company’s Internet address is http://www.sandridgeenergy.com.